Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-4 Nos. 333-101310 and 333-106887-01; Form S-3 Nos. 333-96715, 333-96715-01, 333-89310, 333-89130-76, 333-106888 and 333-106888-01; and Form S-8 Nos. 333-115926, 333-115926-01, 333-97469, 333-97469-01, 333-111384 and 333-111384-01) of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts (the “Company”) and in the related Prospectuses of our reports dated March 2, 2006, with respect to the consolidated financial statements and schedules of the Company, Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in this Joint Annual Report (Form 10-K) for the year ended December 31, 2005.

ERNST & YOUNG LLP

New York, New York
March 14, 2006